Exhibit 99.1
POLARIS INDUSTRIES INC.
1995 STOCK OPTION PLAN
Amended and Restated as of January 22, 2004
1. Purpose of the Plan. The purpose of the Polaris Industries Inc. 1995 Stock Option Plan (the “PLAN”) is to promote the interest of Polaris Industries Inc. (the “COMPANY”) and its subsidiaries (the “SUBSIDIARIES”) by (i) attracting and retaining employees, consultants and independent contractors of outstanding ability, (ii) motivating employees, consultants and independent contractors, by means of performance-related incentives, to achieve longer-range performance goals and (iii) enabling employees, consultants and independent contractors to participate in the long-term growth and financial success of the Company.
2. Administration. The Plan shall be administered by the Compensation Committee (the “COMMITTEE”) of the Board of Directors of the Company (the “BOARD”). The Committee shall have the sole and absolute power, authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations to further the purposes of the Plan, and to make all other determinations necessary for the administration of the Plan. All such actions by the Committee shall be final and binding. To the extent permitted by law, members of the Committee shall be indemnified and held harmless by the Company with respect to any loss, cost, liability or expense that may be reasonably incurred in connection with any claim, action, suit or proceeding which arises by reason of any act or omission under the Plan so long as such act or omission is taken in good faith and within the scope of the authority delegated herein.
3. Incentive and Nonqualified Stock Options. Awards under the Plan may be in the form of stock options (“OPTIONS”) which qualify as “incentive stock options” (“INCENTIVE STOCK OPTIONS”) within the meaning of Section 422 or any successor provision of the Internal Revenue Code of 1986, as amended (the “CODE”), or stock options which do not so qualify (“NONQUALIFIED STOCK OPTIONS”). Each award of an Option shall be designated in the applicable award agreement as an Incentive Stock Option or a Nonqualified Stock Option, as appropriate.
4. Shares Subject to the Plan. Options in respect of an aggregate of up to 8,200,000 shares of the Common Stock of the Company, par value $.01 per share (the “COMMON STOCK”), as adjusted for the two-for-one split of the Company’s Common Stock to be effected on March 1, 2004, shall be available for award under the Plan. In any calendar year during the term of this Plan, no employee shall be awarded Options in respect of more than 1,200,000 shares of Common Stock. No more than 8,200,000 shares of Common Stock may be issued pursuant to Incentive Stock Option awards. If any Option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such Option but as to which the Option had not been exercised shall again be available under the Plan. Shares issuable under the Plan shall be made available from authorized and unissued or previously issued and outstanding shares of Common Stock reacquired by the Company.
5. Participants; Option Awards. The Committee shall determine and designate from time to time those employees, consultants and independent contractors of the Company and the Subsidiaries who shall be awarded Options under the Plan and the number of shares of Common Stock to be covered by each such Option. Incentive Stock Options may be awarded only to individuals who, on the date of grant, are employees of the Company or any of its Subsidiaries. In making its determinations, the Committee shall take into account the present and potential contributions of the respective employees, consultants and independent contractors to the success of the Company and the Subsidiaries, and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Each Option award shall be evidenced by an award agreement in such form as the Committee shall approve from time to time.
6. Fair Market Value. For all purposes under the Plan, the term “FAIR MARKET VALUE” shall mean, as of any applicable date: (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the National Association of Securities Dealers Inc.’s NASDAQ National Market System (“NASDAQ/NMS”), the closing price, regular way, of the Common Stock on such exchange or NASDAQ/NMS, as the case may be, or if no such reported sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale; or (ii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/NMS, the closing bid price as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported; or (iii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ, the last reported bid price published in the “pink sheets” or displayed on the NASD Electronic Bulletin Board, as the case may be; or (iv) if the Common Stock is not listed for trading on a national securities exchange, or is not authorized for quotation on NASDAQ/NMS or NASDAQ, or is not published in the “pink sheets” or displayed on the NASD Electronic Bulletin Board, the Fair Market Value of the Common Stock as determined in good faith by the Committee.
7. Exercise Price. Options shall be granted at an exercise price of not less than 100% of the Fair Market Value of the underlying shares of Common Stock on the date of grant; provided, however, that Incentive Stock Options granted to a participant who at the time of such grant owns (within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation (a “10% HOLDER”) shall be granted at an exercise price of not less 110% of the Fair Market Value of the underlying shares of Common Stock on the date of grant.
8. Option Period. The Committee shall determine the period or periods of time within which Options may be exercised by participants, in whole or in part, provided, however, that the term of an Option shall not exceed ten years from the date of grant; and provided further, however, that the term of an Incentive Stock Option granted to a 10% Holder shall not exceed five years from the date of grant.
9. Other Terms and Conditions. The Committee shall have the discretion to determine terms and conditions, consistent with this Plan, that will be applicable to Options granted hereunder. Options granted to the same or different participants, or at the same or different times, need not contain similar provisions. The aggregate Fair Market Value (determined on the date of grant) of Common Stock with respect to which Incentive Stock Options granted to a participant become exercisable for the first time in any single calendar year shall not exceed $100,000. The Committee shall have the discretion to accelerate the exercise date of an Option whenever it decides, in its absolute discretion, that such action is in the best interests of the Company and is equitable to the participant.
10. Payment for Common Stock. Full payment for shares of Common Stock purchased upon the exercise of the Option shall be made at the time the Option is exercised in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve in the applicable award agreement, including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by the participant, shares may be issued directly to the participant’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer, or by the delivery to the Company by the participant of (i) a full recourse promissory note containing such terms as the Committee may determine or (ii) shares of Common Stock that have been held by the participant for at least six months prior to exercise of the Option, valued at the Fair Market Value of such shares on the date of exercise; provided, however, that if payment is made pursuant to clause (i), the par value of the purchased shares shall be paid in cash. No shares of Common Stock shall be issued to the participant until such payment has been made, and a participant shall have none of the rights of a stockholder with respect to Options held except to the extent such Options have been exercised.
11. Termination of Options. Unless otherwise determined by the Committee and provided in the applicable award agreement or an amendment thereto, a participant shall be entitled to exercise the participant’s Options, to the extent such Options were exercisable on the date of termination, for a period of (a) thirty (30) days (but not after the scheduled expiration date of such Options) following the date of termination of the participant’s services for any reason other than the participant’s disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), death or retirement on or after his normal retirement age in accordance with the Company’s retirement policy for officers and/or employees, as appropriate, and (b) one (1) year (but not after the scheduled expiration date of such Options) following the date of termination of services by reason of the participant’s disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code), death or retirement on or after his normal retirement age in accordance with the Company’s retirement policy for employees; provided, however, that an Incentive Stock Option shall not be exercisable more than three (3) months after the participant’s retirement.
12. Effect of Change in Stock Subject to the Plan. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions which would result in a substantial dilution or enlargement of the rights or economic benefits inuring to participants hereunder, the Committee shall make such equitable adjustments as it may deem appropriate in the Plan and the outstanding Options, including, without limitation, any adjustment in the total number of shares of Common Stock which may thereafter be available under the Plan.
13. Nonassignability. Options shall not be transferable other than by will or the laws of descent and distribution and are exercisable during participant’s lifetime only by the participant.
14. Withholding. The Company shall have the right to deduct from all amounts paid to a participant in cash as salary, bonus or other compensation any taxes required by law to be withheld in respect of Options under this Plan. In the Committee’s discretion, a participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant upon exercise of an Option, or to tender to the Company, the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.
15. Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, other than the conflict of law provisions of such laws.
16. Amendment. The Board may, by resolution, amend or revise the Plan, except that such action shall not be effective without stockholder approval if such stockholder approval is required to maintain the compliance of the Plan and/or awards granted hereunder with the deductibility limits of Section 162(m) of the Code. The Board may not alter or impair any Options previously granted under the Plan without the consent of the holders thereof, except in accordance with the provisions of Paragraph 12.

17. Effective Date; Termination of Plan. The Plan shall become effective on the date on which it is adopted by the Board of Directors, subject to the approval of the Plan by the stockholders of the Company. The Plan shall terminate on March 15, 2010, unless it is sooner terminated by the Board. The Board may terminate the Plan at any time, in whole or in part, in its sole discretion. Termination of the Plan shall not affect Options previously granted under the Plan.